Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CHS—Q1 2012 Chico’s FAS, Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 16, 2012 / 12:30PM GMT

OVERVIEW:

CHS reported 1Q12 net sales of $651m and diluted EPS of $0.32. Expects full-year 2012 total sales to be approx. $2.5-2.6b.

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP, IR

Dave Dyer Chico’s FAS, Inc. - President & CEO

Pam Knous Chico’s FAS, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Simeon Siegel JPMorgan Chase - Analyst

Adrienne Tennant Janney Capital Markets - Analyst

Dana Telsey Telsey Advisory Group - Analyst

Travis Williams Stephens Inc. - Analyst

Richard Jaffe Stifel Nicolaus - Analyst

Margaret Whitfield Sterne, Agee & Leach - Analyst

Edward Yruma KeyBanc Capital Markets - Analyst

Tracy Kogan Nomura Securities - Analyst

Jennifer Black Jennifer Black & Associates - Analyst

PRESENTATION

Operator

Good morning and welcome to Chico’s FAS, Inc.’s first-quarter sales and earnings conference call. At this time, all participants are in listen-only mode. (Operator Instructions). A brief question-and-answer session will follow the formal presentation. It is now my pleasure to introduce your host, Todd Vogensen. Mr. Vogensen, you may begin.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks, Valerie and good morning, everyone. Welcome to the Chico’s FAS first-quarter earnings conference call and webcast. David Dyer, CEO and Pam Knous, CFO, are here with me at our National Store Support Center in Fort Myers.

Before Dave begins his executive overview, we would like to remind you that our discussion this morning includes forward-looking statements, which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release.

These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. And with that, I will turn it over to Dave.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Great and thanks, Todd and good morning to everyone, and thank you for joining us on our first-quarter earnings conference call. This morning, we are pleased to share our first-quarter results with you and to provide insights into the remainder of 2012 and to further discuss our growth strategies.

I am thrilled to announce that we are off to a very strong start in 2012 with record results for the first quarter. We performed above expectations across the board, delivering a 23% increase in earnings per share and the first quarter marked several milestones for us — record earnings of $0.32 a share, record sales of $651 million, record sales in every brand and a record high customer file with double-digit percentage growth over last year.

I am also very proud of the consistency in our results — 12 consecutive quarters of positive comp sales and 13 consecutive quarters of double-digit earnings-per-share growth. At this point, the numbers speak for themselves. The resurgence of Chico’s FAS is in full swing.

The White House Black Market first-quarter results reflect the strength of our lifestyle assortment that we just launched in March of last year with customers raving about both the Work Kit and the White House casual collections. White House has truly become a destination for beautiful, unique, feminine apparel and accessories.

Soma’s focus on becoming America’s new bra destination continues. The Vanishing Back bra, the introduction of an average coverage bra, the Ravishing push-up bra and a well-received apparel collection resulted in Soma again having the highest comparable sales performance in the quarter leading all other of our brands. Boston Proper generated a positive sales performance and positively impacted our earnings in the first quarter.

We are on track with our integration plans, delivering expected synergies for 2012. The Boston Proper system integration activities are ramping up as we approach the summer and we look forward to the majority of the systems being common by the end of the year.

And finally, Chico’s had a great quarter. Everyone has been talking about the trend to color this spring, which you all know plays right into our Chico’s DNA. Our fabulous patterns and colors and our beyond expectations launch of the So Slimming jean allowed us to vigorously anniversary a very strong quarter last year.

At least for Chico’s FAS in the first quarter of 2012, the missy customer was certainly back and with one of the industry’s leading comparable sales performances of 9.6%. We continue to grow our marketshare with her.

Turning to our strategies for growth, last quarter, I discussed with you the first pillar of our growth, namely organic store growth. Today, I would like to talk about the second pillar — innovative marketing. To continue to grow our business, innovative marketing plans are built around highly definable and desirable target audiences for all of our brands. The creative strategies we deploy to reach our target audiences are critical components to our future success.

We presented many initiatives designed to leverage existing and emerging digital opportunities. E-commerce is an efficient and powerful marketing tool. E-commerce helps us create top-of-mind brand awareness while maximizing our opportunities to both acquire and retain multichannel customers.

We are investing extensively in those areas. In fact, just recently, we updated our mobile functionality and we’ve put additional resources behind our social marketing efforts. And I would be remiss if I didn’t also mention the quality and productivity of our mailers and catalogs, which are well-known for their [top-flight] photography and crisp fashion savvy copy.

For the foreseeable future, mailers and catalogs will play a key role in customer communications, even as we shift dollars into the digital realm, be it online marketing, paid search or emerging mobile platforms. Today, I am going to focus on another key area of our marketing expertise with you and that is television advertising, which has been a game-changer for the Company.

Similar to other marketing initiatives, our objective with television is to grow our customer following, to retain and reinforce loyalty among our existing customers. The difference with television advertising is that we have the ability to reach her now on a national scale. From the television launch of the Chico’s rebranding effort in 2009 to the consistent use of television brand messaging through today, our overall customer files have more than recovered from the sharp falloff experienced in 2008. We clearly believe that our highly creative, intelligently placed television advertising was a major driver of the recovery and growth.

With its national reach, television has also been a significant source of growth for customers outside of our boutique trade areas, as well as fostering growth of our multichannel customers, the most important customers of all from a sales perspective. A multichannel customer spends two times more than our boutique customers only and three times more than our e-commerce customers only.

You will notice that in every one of our television spots, they sign off by explicitly noting that a product is available both in boutiques and through the Web. No small reason that our multichannel customer count continues its stellar growth.

From a creative perspective, our objective with television, as with all of our marketing, is to honor the intelligence and taste of our target audience. No cliches, no gimmicks. Through lively execution, we bring the benefits and style of our products to life — the charm and sassiness of White House Black Market, the sensuality and innovation of Soma and of course, the color and vitality of Chico’s.

Now I would like to get into a bit more detail about how we’re currently approaching television for each brand. Last year, knowing that about 50% of our new store growth openings would be White House Black Market boutiques and outlets for the next several years, we looked to television as a vehicle to accelerate our national brand awareness. As such, White House Black Market made its first ever foray into television last fall.

As we’ve shared with you at our Analyst Day, White House Black Market launched a more robust major network primetime television campaign in February featuring and celebrating our extraordinary Work Kit assortment. We aired the spots in a variety of network primetime shows such as The Bachelor, Castle and Modern Family. The result was immediate and positive. During the five-week airing of the commercial, we received almost 400,000 views on YouTube, again showing how online and offline media are interconnected.

The spot created a lot of buzz in fashion blogs, which underscores that White House Black Market has transitioned from an occasion-based dress shop to a fashion boutique with full lifestyle offerings. Therefore, we are confident that the launch of our new boutiques will greatly benefit from this national TV branding effort.

Turning now to Soma, we have already discussed how television has been a game-changer. Our objective with television is to establish Soma as America’s new broad destination by informing customers of the benefits of Soma’s style-right and innovative products and to motivate new customers to try Soma’s differentiated merchandise.

As for the Chico’s brand, I am sure you will agree, our campaigns have been consistently catchy, colorful and delightful right down to the music we use and the talent we feature. For our initial campaign in fall of 2009, we had a casting call of 142 women before selecting the face that came to personify the brand, an actress and model named Magali. Her spots perfectly capture the energetic, playful, personable style that is so uniquely Chico’s.

Last fall, we broke fresh ground with a holiday campaign starring Diane Keaton. She was a one-of-a-kind brand ambassador who promoted Chico’s international book tour and other public appearances, delighting women of all ages who identify with her intelligence and truly original spirit.

This spring, we took a different tack with Chico’s using television to successfully focus on new products. In this case, So Slimming jeans and spring accessories.

In summary, we believe that our focus on brand-right, thoughtfully executed television advertising is a key competitive advantage today. In the current economic environment, it would be easy to pull back on a relatively expensive media like television advertising to save some expense dollars. We view it differently. By appropriately investing in our brands through television to communicate our differentiated compelling fashion and brand personalities, we believe we can drive meaningful marketshare growth in the future.

Pam will now provide additional insights into the quarter and share with you our planning assumptions for the remainder of 2012. I will then return with some wrap-up comments before opening our call to questions and answers. Here’s Pam.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thanks, Dave and good morning, everyone. I am very pleased to announce our results for the first quarter of 2012 — comparable sales up 9.6%; gross margin dollars up 19%; SG&A leverage of 70 basis points; diluted earnings per share up 23% to a record $0.32; and ending inventories more than beating our inventory planning assumptions for the second quarter in a row. These results underscore the fact that our customers are pleased with the fashion and value we are providing them and demonstrate our ability to manage our business well, exceeding our expectations across the board. The bottom line, in the quarter, we delivered both the highest quarterly sales and earnings per share ever.

Now a few specifics on the quarter. Earnings per diluted share were $0.32 compared to $0.26 last year, a 23% increase and our 13th quarter in a row of double-digit earnings-per-share growth. Net sales were $651 million compared to $537 million last year, an increase of 21% reflecting comparable sales growth of 9.6%, the opening of 99 net new stores since April 2011 and $34 million in sales from Boston Proper.

To put this performance into perspective, this represents a three-year sales compound annual growth rate of 17% and a three-year comparable sales stack of 33%. The first-quarter comparable sales increase of 9.6% is on top of 7.7% last year, reflecting improvements in both average dollar sale and transaction count. White House Black Market’s comparable sales were up 11.3% on top of a 7.4% increase last year and the Chico’s Soma Intimates combined comparable sales were positive 8.8% on top of a 7.8% increase last year. I am very pleased to say that this performance represents the 12th consecutive quarter of positive comparable sales growth for Chico’s FAS.

Our spring merchandise and effective marketing programs clearly resonated with her this quarter. As a matter of fact, our new customer count also increased by a double-digit percentage and we are at an all-time high for active customers, which is a great sign that we are connecting with existing and new customers and continuing to gain share.

Gross margin dollars in the first quarter were $379 million, an increase of 19% over last year and a record for quarterly gross margin dollars. As a percentage of net sales, gross margin decreased 90 basis points from last year’s first quarter to 58.2%. As we indicated on our fourth-quarter earnings conference call, this decrease primarily reflects the cycling of 2011’s four-year record high gross margin rate, a more promotional environment and the inclusion of Boston Proper’s results.

Of note, with our compelling product offering, we were able to improve our full-price selling above what we had anticipated when we gave our planning assumptions in February. Kudos to our brand teams on delivering these great results.

Selling, general and administrative expenses as a percent of sales improved by 70 basis points to 44.8% from last year’s 45.5% reflecting leverage on store expenses from our comparable sales increase and the inclusion of Boston Proper, partially offset by higher marketing expenses, including White House Black Market’s first spring television campaign and increased performance-based incentive compensation as a result of our strong first-quarter performance.

This marks the 13th straight quarter of SG&A leverage for Chico’s FAS. Also, to provide more color on SG&A, marketing expenses as a percent of sales, excluding Boston Proper, were up 30 basis points compared to last year and Boston Proper’s marketing expenses were approximately $11 million. The Soma brand continued its strong ramp-up this quarter generating its eighth consecutive quarter of double-digit comparable sales growth. Soma also achieved record first-quarter gross margin and SG&A rates. As a result, for the first time, Soma was cash flow-positive in the first quarter, as well as four-wall profitable.

To wrap up my comments on our operating performance, we generated strong top-line growth and one of the industry’s leading operating margins at 13.4%, excluding one-time integration costs. We are pleased to have maintained our mid-teens performance in this more promotional environment. We believe these results position us well for our long-term goal of full-year mid-teens operating margins.

As a reminder, the major drivers to achieving the full-year mid-teens goal are increases in comparable sales, opening new stores with smaller footprints and in smaller markets, increases in the penetration of brand online sales, investments in productive capital projects and leveraging our shared services infrastructure.

Turning to the balance sheet, I am particularly pleased to announce our strong inventory results in the first quarter. Excluding $14 million in Boston Proper inventories, our ending inventories were up less than 1%. We also ended the first quarter with in-store inventories per square foot down 7% to last year.

Cash and marketable securities were $341 million at the end of the first quarter compared to $248 million at the end of 2011. The first-quarter increase reflects earnings and improved working capital, including higher accounts payable leverage, partially offset by $41 million in capital expenditures, primarily for new stores and distribution automation, and $9 million in dividend payments, which represents an increase of 5% per share compared to last year’s first-quarter dividend. As of today, we had $175 million available under our current share repurchase program, which represents over 7% of our current market capitalization.

Now, I am pleased to update our full-year planning assumptions for 2012, which, as you know, is a 53-week year. While we are updating our planning assumptions for our above-expectations first-quarter results, we believe it makes sense at this point to maintain our existing view of the remainder of 2012 given that we are only one quarter into this fiscal year. All of our assumptions include the ongoing operational impact of Boston Proper.

Our planning assumptions for 2012 are total sales, approximately $2.5 billion to $2.6 billion, reflecting a mid to high teens percentage increase, including comparable sales growth at a mid-single digit percent; approximately 9% growth in year-over-year square footage and approximately $30 million in sales from the 53rd week; gross margin rate down approximately 50 basis points reflecting our expectation of an ongoing promotional environment and uncertain outlook for the economy and the inclusion of Boston Proper; inventory in line with sales growth for the full year ending up approximately 15% to last year; SG&A down approximately 25 to 75 basis points reflecting leverage on store expenses from comparable sales increases and the inclusion of Boston Proper; tax rate, approximately 38% with modest improvement if certain tax incentives are renewed for 2012; weighted average diluted shares, approximately 166 million, excluding any impact of share repurchases; and finally, capital expenditures, approximately $150 million, which includes 120 to 130 gross new stores.

Our planning assumptions, however, exclude any nonrecurring acquisition and integration costs for Boston Proper, which we expect will not be material in 2012.

To provide some color on the second quarter, recall that we are cycling a strong performance last year, which included our highest comparable sales growth in 2011 of 12.8%, gross margin leverage of 40 basis points and SG&A leverage of 190 basis points. For 2012, our second-quarter sales growth, gross margin rate and expense leverage should be directionally consistent with our full-year planning assumptions.

As our first-quarter results clearly demonstrate, we experienced a strong response to our spring merchandise. We are now successfully transitioning into our summer collection, which includes the following highlights. White House Black Market started its summer collections with splashes of color in espresso and sunset orange with cobalt blue setting in stores this week. Our unique balanced assortment appeals to all her lifestyle needs with increasing emphasis on polished casual as we progress into the warmer months of summer.

Soma continues to become America’s new bra destination with the expansion of our Multi-Way strapless bra. Soma will also focus on bright, fun colors for Multi-Way summer dresses that go perfectly with our Multi-Way bras. Boston Proper highlights for second quarter include easy knit dressing, perfect at home and away, with special pieces to dress up summer. And Chico’s demonstrates the passion for prints in color with vibrant stripes, paisleys, polka dots and animal patterns all designed to be outfitted with So Slimming jeans and colored bottoms and beautifully paired with our amazing accessories. And of course, we are deploying customer-centric marketing that drives brand awareness and new customers across all brands.

So to conclude my comments, we believe we are well-positioned for the balance of 2012 and beyond. We believe this because we have four great brands each at different stages of their development contributing towards sustained long-term sales and profitable growth for our Company. With that, I turn it back to Dave for his wrap-up comments.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Great and thank you, Pam. First quarter was truly a great quarter for our entire Company and we are excited about our record sales and earnings. I am pleased that I had a chance to share more specifics on our innovative marketing and advertising, which is the second pillar of growth for Chico’s FAS.

I am also very pleased to say that we have truly built the use of television into a dynamic and effective core competency for the Company, an important component of our marketing tool kit that we can further use to differentiate the compelling brands of Chico’s FAS.

So along with our other three pillars for growth — organic store growth, expense leverage, and maximizing our brands’ potential — we are well-positioned for growth as we look to the future.

Now to wrap up. We are in the third week of the second quarter and I can share with you that, as reflected again on our unaudited daily flash sales through yesterday, our total comp sales are running up about 6.1% on top of last year’s quarter-to-date comps of 9%. This is incorporated in our planning assumptions. All brands are positive so far for the quarter and total quarter-to-date sales, including Boston Proper, again unaudited through yesterday, are up approximately 16%. This reflects a strong start to the second quarter and I believe that we are on track for a great 2012. I will now turn it back to Todd.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thank you, Dave. That concludes our prepared comments. Before we move into questions, we have two quick calendar items. First, Chico’s FAS will participate in the Janney Consumer Conference in Boston on Monday, May 21 and second, we will participate in the Citi 2012 Global Consumer Conference in New York on May 22. At this time, we are happy to take questions and I will turn the call back over to Valerie.

QUESTION AND ANSWER

Operator

(Operator Instructions). Simeon Siegel, JPMorgan.

Simeon Siegel - JPMorgan Chase - Analyst

Great, thanks. So it looks like you largely kept your top-line estimates in line with the initial projections, but now looking for the high teens top-line growth rate. So I knew you guys included DTC comps, so I was just wondering if you could maybe speak to where that delta is coming from with the $2.5 billion now — to the $2.5 billion to $2.6 billion.

Then just maybe more color on the inventory would be great. I mean you guys clearly finished that pretty strongly with the inventory up 7.5% and Pam, as you said, with 680 basis points there relatively due to Boston Proper. So any color there? Do you see pressure coming better than expected with just improved turns? I mean anything around there would be helpful.

And then just quickly, can you guys let us know the right way to think about net income related to the restricted stock for the rest of the year? Thanks.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Great. Okay, from a top-line perspective, clearly our above-expectation results in the first quarter are part of the increase in the top line for the year, as well as our new stores, as Dave commented, are performing above expectations. So those are some of the major increases in the top line.

As far as the inventory, yes, we are very pleased with our performance for inventory. You might recall that, last year, we were up 24% at this time. So we believe that on a two-year stack, our inventories are in very good position. We had great turns in the quarter and we expect our inventory to be very productive as we go into the back half of the year.

And as far as net income and thinking about that for the earnings-per-share calculation, we did include a schedule in the press release that actually shows you the impact for the first quarter. I think it would be fairly safe to think about annualizing that as you look to the rest of the year.

Simeon Siegel - JPMorgan Chase - Analyst

Okay, great. Thanks. Good luck.

Operator

Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Capital Markets - Analyst

Good morning, everyone and congratulations. Great start to the year.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thanks.

Adrienne Tennant - Janney Capital Markets - Analyst

Dave, my first question is can you talk about the quality of the quarter, any changes at the end of the quarter as we had seen kind of from the rest of the sector? There may have been the shift toward the end of April. I am just wondering how that is generally speaking for the missy sector given that you actually had another catalyst going into May, which was obviously Mother’s Day. So if you can talk a little bit to that.

And then for Pam, several just sort of housekeeping questions. It looks like your store opening count is going from gross of 135 to 120 to 130. I am wondering where the delta there is. I am also wondering if you can sort of talk about this, maybe Dave or Pam, but if you can talk about structurally, four of the past five years, you have typically had a very, very strong spring season and for various reasons not translated into a strong back half. And I am wondering if there is something structural there or historically what we have seen is sort of not much seasonality across the quarters. So could there be a recovery to a more nonseasonal quarterly pattern? Does that make sense?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

It does and let me start there. First, I would like to say I love spring.

Adrienne Tennant - Janney Capital Markets - Analyst

Great, good.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Spring has always been our time and I would say that we have done very well in the fall season with the White House brand and with the Soma brand. I think that we have had for the last couple of seasons at Chico’s, we have not done as well as we would have liked for the third quarter. Again, we have gone back, we have worked hard. Cindy and her team have done I think a marvelous job and as I look at what we have done this year for fall when it comes back to print and pattern and color and wear-now ability as we enter the third quarter, I think that we have turned the corner, but I guess time will tell.

Obviously sitting in Florida, maybe that is something that is a little structural as you go into the cold weather, but I think that our expertise in warm weather certainly played into our hands with a very warm winter this year and was very helpful.

As far as the first-quarter trends, we actually had good positive results throughout the entire quarter. April was — we followed some of the trends that the market would have as a whole, but I think April was probably a little stronger for us than it was in the marketplace. Mother’s Day last year was the first week of May. This year, it was the second week of May. So obviously for the market, we are up against some Mother’s Day business in the first quarter, which was not done last year. So when we anniversary these first two weeks of May, we feel very good about where we are starting in the second quarter as well. So we have been nice and strong throughout.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And just to quickly comment on the store opening cadence, it’s really a function a little bit of the real estate calendar, but also the fact that we have the opportunity to do more conversions than we had originally anticipated.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

As for the Soma brand, converting the pop-up stores into full-line stores.

Adrienne Tennant - Janney Capital Markets - Analyst

Okay, great. And then just on Soma, it sounds like it is cash flow and four-wall profitable — cash flow-positive and four-wall profitable. The four-wall profitability certainly seems to be better than expectations if I can assume that. Should we now expect that to be the case for the full year? Thank you.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

We are not commenting specifically on any given brands.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

But we are pleased with their progress.

Adrienne Tennant - Janney Capital Markets - Analyst

That’s great. Thank you so much and best of luck. I will see you soon.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Thanks.

Operator

Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Good morning, everyone and congratulations. Television advertising certainly seems like a big driver and a benefit. What do you estimate it contributed and how do you see the pace of TV advertising for the balance of the year, costs versus sales benefit? And then also, as you think about the gross margin for the different businesses, was there a difference in gross margin and just how inventory levels and full-price versus markdown selling reached in Q1? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, first, in the words of John Wanamaker, half of my advertising is wasted; I just don’t know which half. So I think that when you come down, the old goal of measuring advertising — television, while I guess you could say that when we have run strong television, the sales have performed. But I would say that probably a better measure has been the growth of our file and the attraction of new customers. We have literally turned around our file growth and have attracted new customers to a greater degree than this brand ever has and especially in something like the White House Black Market brand where we are really growing. So we believe that television has had a major role in the quality of our file, growing that customer file, attracting our existing customers back to the stores to purchase again and think that again has been a major driver.

To actually measure the effectiveness, other than that, I don’t think that there is much to say except our 9.6% comp, which is pretty much industry-leading, may speak for itself.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And then we don’t comment separately on gross margin by brand. You may recall that we did comment that, in the first quarter, we were cycling record gross margins for all brands and so maybe that will help you get a little perspective.

Dana Telsey - Telsey Advisory Group - Analyst

Definitely. And just any color on the new stores, which seem to be doing better than expected? Is it locations or what are you seeing?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I think it is the locations that we have done and the way that we are planning and locating stores. Our real estate department has done a fantastic job of identifying new markets for us that have huge potential and I should say that our small and midmarket strategy that we have talked about has exceeded our expectations. Stores are opening well above pro forma and so we are keeping at it and I think again, in our new store openings, to have all the television advertising in the marketplace has actually helped these new store openings too.

Dana Telsey - Telsey Advisory Group - Analyst

Terrific. Thank you very much. Congratulations.

Operator

Travis Williams, Stephens.

Travis Williams - Stephens Inc. - Analyst

Hi, guys. Thanks for taking my question and congrats on a great quarter. I was wondering if — I may have missed this — but if you could tell us what the Boston Proper business year-over-year growth looked like. And then also if you could remind us just generally speaking what the seasonality of that business looks like.

And then on the Soma businesses, you mentioned a lot of the conversions this year from pop-up to permanent. I wonder if you might comment on what type of increase in rents you would typically see there from a high level.

And then my last question is just you noted in your opening comments about opening smaller footprint stores as one of the drivers to success this year towards your guidance. I wonder if you might just comment on what that looks like in terms of the stores you’re opening versus kind of the average store.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, if you had gone back and looked at our stores back in 2006 to 2008, you would find that we were opening quite a few 4000 to 6000 square-foot stores. We opened no 6000 square-foot stores now and our average store for Chico’s is under 4000 feet, somewhere in the 3000 to 3500 square feet, our gross square footage that we look for. And White House, we are probably closer to 3000, 3200 and in Soma, we are looking at somewhere under 2500. I believe that smaller stores support our boutique position. When you have a smaller, intimate store, it is much easier to merchandise and I think also it is easier to cover. It is more efficient to run and it is more productive on the dollars per square foot.

Also, we have a terrific DTC business and one of the things that our DTC business has allowed us to do is to locate merchandise that may not be available in those stores. We are able to actually ring the sale in the store and credit the store for the sale and then ship it from our distribution center. So that has been another way that we get increased productivity from a smaller square footage.

Travis Williams - Stephens Inc. - Analyst

That is very helpful. Thanks.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

And in terms of Boston Proper, Q1 sales were definitely in line with what we were planning and we are still on track for our full-year planning assumptions, which is to grow at a low double-digit rate. And in terms of the seasonality, by now, you have half of Q3, Q4 and Q1, so you can probably see how it is playing out across the quarters.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Although Boston Proper I would say does follow more similar to our other brands, which is stronger first half of the year than the second half of the year.

Travis Williams - Stephens Inc. - Analyst

Okay, great. And then the change from pop-up to permanent on the Soma locations?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

From a rent perspective, is that your question, Travis?

Travis Williams - Stephens Inc. - Analyst

Yes, I have had a lot of questions of what that might look like in terms of the increased (multiple speakers).

Dave Dyer - Chico’s FAS, Inc. - President & CEO

From a rent perspective actually, we have been able to work with the landlords to maintain a lot of the rents that we have and where they have increased, obviously we believe that the productivity and the volume those stores are going to generate will cover that rentage increase. I think we have done a really good job of getting the right locations at the right price for the summer brand. Again, another kudos to our real estate team.

Travis Williams - Stephens Inc. - Analyst

Great. Thanks, guys. Best of luck.

Operator

Richard Jaffe, Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus - Analyst

Thanks very much, guys. Just a quick question on product costs in the second half and some of the initiatives you put in place last year regarding changes in sourcing and wondering how that is going to play out in terms of initial merchandise margins both for second half and then longer term as well.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, one of the nice things that is happening with product costs is that the commodities — cotton I think recently was down to $0.80 a pound, which is the lowest we have seen it in several years. Rayon, polyester are also at lows. So we really haven’t seen it in commodity costs and actually the lower commodity costs in the piece goods have offset some of the increased labor costs that we may be seeing in some of the countries. And we’re still, as we have said, working to move to more favorable production and move out of China and to lessen our dependence on China from I guess we were up closer to almost 70% not too many years ago. And we are trying to move it down to around 50% where we feel it is about the right level for us to be there.

Richard Jaffe - Stifel Nicolaus - Analyst

And just one more question, just the change in ad spend year-over-year for the second half with the anticipated increase in a TV presence?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

I am sorry, we are not disclosing that.

Richard Jaffe - Stifel Nicolaus - Analyst

Okay. Should we assume more this year than last year?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

We are not giving any specific guidance on that separate from our SG&A guidance.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Nice try, no cigar.

Operator

Margaret Whitfield, Sterne Agee.

Margaret Whitfield - Sterne, Agee & Leach - Analyst

Good morning and I will add my congratulations. You have mentioned several times the promotional environment. I am wondering if you are seeing this specifically at the Chico’s brand or is it throughout the brand structure, Soma as well as White House. That is my first question. And Dave, I wondered if you had any update for us on your thoughts on the international aspect for Chico’s?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, a couple of things. First on the promotional, yes, we are seeing it across all of our brands and throughout the marketplace. I can say because of the strength of our productline, we have been able to actually reduce promotions and concentrate on full-price sales in virtually all of our brands. I will tell you the Chico’s problem from last third quarter certainly is behind us. As a matter of fact, when we look at our clearance units on hand this year versus last year, we are down this year in clearance units. So our inventory is about as clean as it has been.

We do not need to aggressively promote to get our business. I think that really if you have the right product and presented in the right way with terrific service, we can win. Now does that mean that we won’t participate in events? No, we will still promote, but I don’t think you’re going to see us do wholesale promotions that really give away margin for no reason. We want profitable sales growth.

Margaret Whitfield - Sterne, Agee & Leach - Analyst

And also the fall assortment, can you give us some color on what changes we’d be seeing at Chico’s brand to hopefully help your business?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, let’s try color. I will give you color on color. You will see a lot of color, you will see a lot of print, you’ll see a lot of pattern. You will see the right weights. And I believe that when you look at it — last year, we were very monotone, very mono — beige and it really wasn’t the excitement that we normally have in our assortments. While it was beautiful and sophisticated, the customers in August and September are not looking — when it is still very hot — are looking for the right fashion and wear-now products and that is what we are doing. I think you will see a big difference as we move into the third quarter this year.

Margaret Whitfield - Sterne, Agee & Leach - Analyst

And international?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

What’s that?

Margaret Whitfield - Sterne, Agee & Leach - Analyst

International. Any thoughts, an update for us?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

International, as I said before, we have hired a Vice President of International. We are busy taking a look and analyzing and assessing global markets and I do believe in 2013 that we will probably stick our toe in the water somewhere. But we still have a lot of work to do and it will not be any meaningful part of our business certainly in the near term.

I mean we are looking at that as — we have got so much growth in this Company for the next three or four years. We really don’t need to go outside the country for growth like many brands do. We want to be prepared though as we get into 2015, 2016, 2017, 2018 to have another growth vehicle coming behind Boston Proper. So we are continuing to look long term for our continued growth.

Margaret Whitfield - Sterne, Agee & Leach - Analyst

Thank you. Best of luck for the rest of the year.

Operator

Edward Yruma, KeyBanc.

Edward Yruma - KeyBanc Capital Markets - Analyst

Hi, thanks for taking my question. Your inventory performance during the quarter was very strong, particularly in light of Boston Proper. Do you think you left any sales on the table given the really tight inventories? And I guess you have guided for inventories to be in line with sales growth going forward. Is there an opportunity for you to chase inventory if sales growth continues to remain strong? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Overall, I think that we are very happy with our inventories. If there is any place where I think that our sales — that our inventory probably could’ve been beefed up a little bit, it would have been in White House Black Market. A lot of our inventory was in some of our more seasonal basics like the Work Kit. I think as a result, we may have starved a little bit of fashion inventory, but inventory is — I always talk about it as like produce. It does not get better with age. When you think about it as tomatoes that are sitting out there, you want to sell them. So the fact that we turn a little faster and we — and maybe we leave a little bit on the table I think is okay in the fashion business.

Edward Yruma - KeyBanc Capital Markets - Analyst

Great, thank you.

Operator

Paul Lejuez, Nomura.

Tracy Kogan - Nomura Securities - Analyst

Thanks. It’s Tracy Kogan filling in for Paul. A couple questions. I was wondering if you guys could talk about the performance of your outlet businesses this quarter. And maybe also talk a little bit about the customer in the outlet business and how that compares to the customer at your full-line stores. And then where are we on the made-for-outlet product at White House? And I also have one other follow-up. Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, our outlet business has been strong and our outlet business has been, as you know, is very profitable in the Chico’s brand and actually has been — gone from clearing excess clearance merchandise at a loss in White House to a profit in White House outlet merchandise. And that is largely due to the made-for-outlet product that they have introduced in the assortment.

I believe this year’s goal is to get it up to around 65% of our assortment for White House. It is about 90% for Chico’s. We always want to have some sort of pressure relief valve for the front-line stores that we can use outlets where necessary where we have bigger lumps to clear, but I think that our outlet — heads of outlets, Lori in Chico’s and George in White House, have done a very good job of getting that balance of made-for-outlet and clearance products.

And again, one of our big store growth initiatives is in outlets. I believe we are opening 20 White House stores this year and somewhere around the same number in Chico’s of outlet stores. We believe that all of our — now certainly in those two brands, we believe that we can have between 100 and 150 stores. Chico’s has 87 right now and they will grow to over 100. So we still see lots of growth there and White House is just getting started. I think they have, what, 37 outlets now, adding 20, something like that. I may be off by a few stores here or there, but we will see a lot of growth in them over the years.

Tracy Kogan - Nomura Securities - Analyst

How about the customer there? How much overlap is there, if any, with your core customer?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

We don’t see as much overlap as probably one would think. I mean I think you can look just out here at Miramar in Southwest Florida. Miramar is one of the biggest outlets in the country and we do very, very well there. But we also, when you take a look, from Naples to Ft. Myers, we have three or four top 100 stores that are doing just as well in front line.

A lot of the outlets traditionally were opened away from the main brands. I think that has changed with some of the new outlet malls that are opening. But we are very selective and we want to make sure that outlets will not overly cannibalize a front-line store and I think we have managed that pretty well.

Tracy Kogan - Nomura Securities - Analyst

Great, thanks. And just one follow-up on e-commerce fulfillment. You mentioned fulfilling from e-comm when something is out in a store. I was wondering if you have the capability yet to fulfill from the stores when something is sold out on your website.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Actually we are absolutely working on that. That would be kind of the reverse locate locating in a store and that is something that we will be doing coming up, but right now, we are not doing that. We do think that’s an opportunity. We are really locating to the warehouse from the stores.

Tracy Kogan - Nomura Securities - Analyst

Great, thanks. Good luck, guys.

Operator

Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Good morning and let me add my congratulations. I have a couple questions. I wondered, first of all, how many different denim and non-denim pants styles will you be incorporating the So Slimming technology for fall. And then I wondered if you would be incorporating the technology into skirts. That is my first question.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

There are several new styles in So Slimming that are not jeans. I think we have it in our Getaway and I believe that there is at least one other style that we will have the So Slimming technology in. We do think that it translates into bottoms other than denim. However, we have to catch up with our denim demand right now. It has been absolutely fabulous, but I think as you see our catalogs going forward in July and August, you will see additional selection that has the So Slimming technology.

I haven’t seen — that doesn’t mean that there is not one, a prototype, in skirts yet. They may be working on it, but I can’t remember seeing one as I have reviewed the assortments. So I don’t know what else to say there. What other questions did you have, Jennifer?

Jennifer Black - Jennifer Black & Associates - Analyst

I wondered at White House if you were thinking to layer on any new categories, for example, like athletic-inspired. Just anything there, petites, do you have anything else that you would add I mean since it’s doing so well?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Jennifer, if I can interject, we really try not to talk about what our future plans are for our merchandise just from a competitive perspective. We know that all our competitors are listening along with you, so stuff in the future we try to keep confidential.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay. And then lastly I wondered how Black Label did at Chico’s?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

It did very well, thank you and we are continuing it and we think that it will continue to be an important part of our assortment for our top stores.

Jennifer Black - Jennifer Black & Associates - Analyst

Great, thanks. Your stores look great. Thank you. Good luck.

Operator

Anna Andreeva, FBR Capital Markets.

Unidentified Participant

Thanks. This is Tom in for Anna this morning. Can you give us any additional color on the quarter-to-date trends by brand? Thanks.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

No, we don’t give comment by brand.

Unidentified Participant

Any more information directionally maybe, anything at all?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

No. I mean we feel good that we give you the results for the first(multiple speakers).

Dave Dyer - Chico’s FAS, Inc. - President & CEO

All of them had positive comps.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

All of them were positive.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

So what else can I say? You have got a 9.6% total comp, so all of them had pretty good results.

Unidentified Participant

All right, great. Thank you.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Okay. So that is going to conclude our call for this morning. We apologize for those questions that we were not able to get to in the hour or so that we were on the call. As always, I am available for any follow-ups after the call. Thanks for joining us this morning and we appreciate your continuing interest in Chico’s FAS.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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